EXHIBIT 10.2
LETTER AGREEMENT

Omega Protein Corporation	Zapata Corporation
2101 CityWest Boulevard	100 Meridian Centre
Building 3, Suite 500	Suite 350
Houston, Texas 77042	Rochester, New York 14618
December 1, 2006
Gentlemen:
     Reference is made to a Stock Purchase Agreement dated as of December 1, 2006 (the “Purchase Agreement”), between Zapata Corporation, a Nevada corporation (the “Zapata”) and certain purchasers (the “Purchasers”) pursuant to which Zapata has agreed to sell to the Purchasers, and the Purchasers have agreed to purchase from Zapata, 5,232,708 shares of the common stock, par value $.01 per share, of Omega Protein Corporation, a Nevada corporation (the “Omega”). In order to induce the Purchasers to complete such purchase, Omega has agreed to provide certain registration rights to the Purchasers with respect to such shares pursuant to a Registration Rights Agreement dated as of December 1, 2006 (the “Registration Rights Agreement”), entered into by Omega and the Purchasers in satisfaction of a condition to closing under the Purchase Agreement. Terms not otherwise defined herein shall have the meanings given to them in the Registration Rights Agreement.
     Pursuant to Section 2 of the Registration Rights Agreement, Omega is required to file a Registration Statement with the SEC covering the Registrable Securities within 30 days after the Closing Date and to use commercially reasonable efforts to have it declared effective as soon as practicable. Under Section 2(c) of the Registration Rights Agreement, Omega is liable for the payment of liquidated damages to the Purchasers under the following circumstances (each a “Section 2(c) Default Event”) (i) if the Registration Statement does not become effective prior to the 90th day after the Closing Date (the 120th day after the Closing Date in the event that the Registration Statement has not been declared effective through no fault of Omega) or (ii) if, after the Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to such Registration Statement for any reason (including without limitation by reason of a stop order, or Omega’s failure to update the Registration Statement), but excluding the inability of any Purchaser to sell the Registrable Securities covered thereby due to market conditions and except as excused pursuant to Section 2(c)(ii) of the Registration Rights Agreement. Upon the occurrence of a Section 2(c) Default Event, Omega must make pro rata liquidated damages payments to each Purchaser in an amount equal to 1.0% of the aggregate amount invested by such Purchaser pursuant to the Purchase Agreement for each 30-day period or pro rata for any portion thereof following the date by which such Registration Statement should have been effective. Section 2(d) of the Registration Rights Agreement limits Omega’s liability for liquidated damages under the Registration Rights Agreement (including any liquidated damages paid pursuant to Section 2(a) of the Registration Rights Agreement for failure to file the Registration Statement within 30 days of the Closing Date) to an aggregate of 10% of the aggregate purchase price paid by the Purchasers pursuant to the Purchase Agreement.
     Subject to terms and conditions herein, Zapata hereby agrees that if the Registration Statement has been filed with the SEC and a Section 2(c) Default Event Occurs which requires a liquidated damages payment to the Purchasers under the terms of the Registration Rights Agreement, Zapata shall reimburse Omega in an amount equal to such liquidated damages paid by Omega to the Purchasers. Omega shall provide Zapata with written notice of any payment by Omega to the Purchasers of liquidated damages and the amount thereof. Within three Business Days after delivery of such notice, Zapata will pay Omega the amount of such liquidated damages in cash by wire transfer of immediately available funds to such account(s) as Omega may designate in writing to Zapata.

     Within five Business Days after the written request of Zapata, Omega will provide Zapata with information and documents to ascertain whether Omega has fulfilled the following conditions: (i) Omega has not breached the Registration Rights Agreement, (ii) Omega has responded promptly to the extent commercially reasonable to all SEC comment letters, questions and requests involving the Registration Rights Agreement, (iii) Omega promptly files to the extent commercially reasonable all required pre-effective and post-effective amendments to the Registration Statements and prepares and provides the Purchasers with any necessary supplements to the prospectus included in the Registration Statement in each case in a commercially reasonably manner, (iv) Omega files with the SEC a request for acceleration in accordance with Rule 461 promulgated under the 1933 Act, within five Business Days of the date that Omega is notified by the SEC that a Registration Statement will not be “reviewed,” or is not subject to further review, and (v) Omega does not intentionally take an action or omit to take an action that would result in a Section 2(c) Default Event to exist or not be removed. Omega hereby covenants and agrees to fulfill each of the foregoing conditions.
     If Zapata and Omega agree that Omega has not fulfilled any of the foregoing conditions, Omega shall, on the next Business Day after such agreement, repay any amounts paid by Zapata to Omega pursuant to the immediately preceding paragraph plus interest thereon calculated using the prime rate of interest as in effect from time to time as published in the Wall Street Journal plus four percent (the “Default Rate”), in cash by wire transfer of immediately available funds to such account(s) as Zapata may designate in writing to Omega. In addition, if any arbitrator or court of law determines by way of decision, order or judgment that Omega was not entitled to a payment made by Zapata to Omega hereunder, then in addition to repaying to Zapata such amount Omega shall also pay Zapata interest on such amount from the date that Zapata made the payment until the date it is repaid to Zapata at the Default Rate.
     If Zapata and Omega cannot agree within 15 days after payment is made that Omega has not fulfilled any of the foregoing conditions, then either party may submit the matter to binding arbitration by giving written notice to the other party hereto provided, however, that either party may seek injunctive relief or other equitable relief to preserve the status quo pending arbitration. Within 30 days after receipt of such notice by such party, the American Arbitration Association shall select an arbitrator experienced in the securities laws. The arbitrator shall be impartial and unrelated, directly or indirectly, so far as rendering of services is concerned to either of the parties or any of their respective Affiliates. The arbitration shall be conducted in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as then in effect, except as otherwise provided herein, and the arbitrator shall be paid on an hourly basis, except as otherwise mutually agreed. The arbitrator shall investigate the facts and may, in his or her discretion, hold hearings, at which the parties hereto may present evidence and arguments, be represented by counsel and conduct cross-examination. The arbitrator shall render a written decision on the matter presented as soon as practicable after his or her appointment and in any event not more than 90 days after such appointment. The decision of the arbitrator, which may include equitable relief, shall be final and binding on the parties hereto, and judgment upon the decision may be entered in any court having jurisdiction thereof. If the arbitrator shall fail to render a decision within such 90-day period, either party may institute such action or proceeding in such court as shall be appropriate in the circumstances and upon the institution of such action, the arbitration proceeding shall be terminated and shall be of no further force and effect.
     In resolving any dispute, the arbitrator shall apply the provisions of this letter agreement and applicable law, without varying therefrom in any respect. The arbitrator shall not have the power to add to, modify or change any of the provisions of this letter agreement.
     Omega will not consent to any amendment, change or modification to the Registration Rights Agreement which would in any way affect Omega’s liability under Section 2(c) of the Registration Rights Agreement without Zapata’s prior written consent unless Omega first fully and completely terminates this letter agreement and releases Zapata from any and all liability or obligations with respect the matters described herein.
     Unless otherwise provided in this letter agreement, any notice, request, instruction or other communication to be given hereunder by either party to the other shall be in writing and (a) delivered personally, (b) mailed by first-class mail, postage prepaid, (such mailed notice to be effective four days after the date it is mailed) or (c) sent by facsimile transmission, with a confirmation sent by way of one of the above methods, as follows:

If to Zapata, addressed to:
Zapata Corporation
100 Meridian Centre, Suite 350
Rochester, New York 14618
Attn: Avram A. Glazer, President and Chief Executive Officer
Facsimile: (585) 242-8677
And
Zapata Corporation
100 Meridian Centre, Suite 350
Rochester, New York 14618
Attn: Leonard DiSalvo, Vice President
Facsimile: (585) 242-8677
With a copy to:
Woods Oviatt Gilman LLP
2 State Street
700 Crossroads Building
Rochester, New York 14614
Attn: Gordon Forth
Facsimile: (585) 987-2901
If to Omega, addressed to:
Omega Protein Corporation
2101 City West Blvd., Bldg. 3, Suite 500
Houston, Texas 77042
Attn: John D. Held
Facsimile: (713) 940-6122
With a copy to:
Porter & Hedges, L.L.P.
1000 Main Street, 36th Floor
Houston, Texas 77002
Attn: Robert G. Reedy
Facsimile: (713) 226-6274
Either party may designate in a writing to the other party any other address or facsimile number to which, and any other person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.
     This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same letter agreement. A facsimile or photocopy of any signature shall have the same force and effect as an original.
     This letter agreement constitutes the entire agreement between Zapata and Omega with respect to the subject matter hereof and may not be amended or modified except pursuant to a written instrument signed by the party to be charged.
     It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement and that either party shall be entitled, without being required to post a bond or other security, to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by a party of this letter agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that either party has breached this letter agreement, then the breaching party shall be liable and pay to the non-breaching party the reasonable legal fees and out-of-pocket costs incurred by the non-breaching party in connection with such litigation, including any appeal therefrom.
     This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.
[Signature Page Follows]

OMEGA PROTEIN CORPORATION, a Nevada corporation

By:	/s/ John D. Held

John D. Held
Executive Vice President, General Counsel

ZAPATA CORPORATION, a Nevada corporation

By:	/s/ Leonard DiSalvo

Leonard DiSalvo
Vice President — Finance, Chief Financial Officer